December 27, 1995




Gill Capital Management Inc.
Leconfield House
7th Floor - Curzon Street
London, England   W1Y7FB
Attn:   Edwin Gill


RE:   SMITH BARNEY INTERNATIONAL CURRENCY FUND L.P.


Dear Edwin:

      Smith Barney Futures Management Inc. ("SBFM") has decided to reallocate away the assets being traded by Gill Capital Management, Inc., for the above
fund.   By doing so, this will effectively terminate the management agreement between SBFM, Gill Capital Management Inc.  and the Smith Barney
International Currency Fund L.P.

      Please liquidate your positions in account 258-42010 in an orderly fashion by Friday December 29, 1995. If you have any questions, please call me at 212-723-5416.


                                          Very truly yours,




                                          Daniel A. Dantuono
                                          Chief Financial Officer


DAD/cs

cc:   Richie Collins
      Dan McAuliffe
      Susan Petrovcik
      Alex Sloane
      Shelley Ullman
      Dave Vogel
      file